SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number  0-25546

                        Mississippi View Holding Company
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             (Exact name of registrant as specified in its charter)


            35 East Broadway, Little Falls, Minnesota 56345 Address,
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         including zip code, and telephone number, including area code, of registrant's principal executive offices)


             Common Stock, par value $0.10 per share (Title of each
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                    class of securities covered by this Form)


                                 Not applicable
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       |X|       Rule 12h-3(b)(1)(i)       |_|
          Rule 12g-4(a)(1)(ii)      |_|       Rule 12h-3(b)(1)(ii)      |_|
          Rule 12g-4(a)(2)(i)       |_|       Rule 12h-3(b)(2)(i)       |_|
          Rule 12g-4(a)(2)(ii)      |_|       Rule 12h-3(b)(2)(ii)      |_|
                                              Rule 15d-6                |_|

     Approximate number of holders of record as of the certification or notice date: 179.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Mississippi View Holding Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   May 19, 1998        By: /s/ Thomas J. Leiferman
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                                    Thomas J. Leiferman
                                    President and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Securities and Exchange Commission three copies of Form-15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.